Savient Letterhead November 5, 2010

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Savient Pharmaceuticals Third Quarter 2010 Financial Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. As a reminder this conference call may be recorded.

I would now like to introduce your host for today, Mr. Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Sir, please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Thank you. Good morning and welcome to Savient Pharmaceuticals’ third quarter 2010 financial results conference call. Last evening, we issued a press release providing financial results and highlights for the third quarter of 2010. The press release is available on our website at www.savient.com.

Before today’s call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding our preparations and plans to commercially launch KRYSTEXXA and our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with our primary and potential secondary supply sources, our beliefs with respect to our ability to gain and maintain market acceptance of KRYSTEXXA by physicians, patients, healthcare payers and others in the medical community, and our continuing evaluation of strategic alternatives available to maximize shareholder value, as well as related matters, no inference of the overall success with these matters can be implied as they are subject to a number of risks and uncertainties.

We encourage you to review our press release dated November 4, 2010, and our company’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q, which will be filed on or before November 9, 2010 and our Form 10-K which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of this live broadcast November 5, 2010. We undertake no obligation to revise or update our statements to reflect events or circumstances that occur after the date of this conference call.

Joining me on the call this morning is Paul Hamelin, our President and David Gionco, our Group Vice President and Chief Financial Officer. However, before I turn the call over to Paul, I would like to take a moment to address a couple of matters.

As we previously announced, our recent strategic process did not result in a sale of Savient at this time and we are now focused on the commercial launch of KRYSTEXXA. As a result, we have been working very hard to refine our launch plans for KRYSTEXXA, including our anticipated cash expenditures over the coming months. Based on our current plans and assumptions, we believe that our available cash resources will last approximately 9 months. We believe that we will require additional financing and are actively considering our alternatives with respect to timing, structure, and size. However, I would like to remind listeners that moving forward we will have no further comment on either of these matters.

At this time, I would like to turn the call over to Paul Hamelin.

Paul Hamelin, President

Thank you, Philip, and good morning everyone. Thank you for joining us. Today, I would like to discuss the key milestones that we’ve achieved during the third quarter of 2010, as well as further details regarding our priorities going forward. Before I go into those operational highlights, let me turn the call over to David Gionco, our Chief Financial Officer, who will review the financial results for the third quarter of 2010. David?

David Gionco, Group Vice President & Chief Financial Officer & Treasurer

Thanks, Paul. Let’s review the financial results for the third quarter and nine months ended September 30, 2010, that we reported in last night’s press release. Since I will only be discussing highlights from our financial results, I refer you to our quarterly report on Form 10-Q when filed for more specifics and details. We ended the third quarter of 2010 with $78.1 million in cash and short-term investments, a decrease of $10.9 million for the quarter.

As of Tuesday, November 2, 2010, we have approximately $75.7 million in cash and short-term investments. During the third quarter, investors exercised warrants to purchase shares of our common stock and we received cash proceeds from these exercises of $850,000. These warrants were issued in connection with our April 2009 registered direct offering. Subsequent to September 30, 2010, investors exercised all of the remaining outstanding warrants to purchase shares of our common stock through cashless and cash exercises and we received additional cash proceeds of $3.4 million.

For the third quarter of 2010, the company had a net loss of $59.4 million inclusive of a non-cash valuation adjustment of $43.2 million relating to warrants, or $0.89 per share, on total revenues of $1 million compared with a net loss of 13.9 million, or $0.23 per share, on total revenues of $0.3 million for the same period in 2009. The net loss for the first nine months of 2010 was $72.7 million, or $1.09 per share, compared with a net loss of $90.6 million, or $1.56 per share for the first nine months of 2009.

Looking more closely at the details, total revenues for the third quarter of 2010 were $1 million, an increase of $300,000 from the same period in 2009. Research and development expenses were $9 million in the third quarter of 2010, down from $17.7 million in the third quarter of 2009, a decrease of $8.7 million. The lower R&D expenses were primarily due to higher prior year costs relating to manufacturing development expenses and clinical trial costs.

Selling, general and administrative expenses were $7.3 million in the third quarter of 2010, a decrease of approximately $1.2 million from the third quarter of 2009.

This concludes the financial piece of the conference call. I’d like to now turn the call over to Paul.

Paul Hamelin, President

Thank you, David. The most significant event since our last earnings call was our receipt on September 14 of FDA approval for KRYSTEXXA, a PEGylated uric acid specific enzyme indicated for the treatment of chronic gout in adult patients refractory to conventional therapy.

We believe that KRYSTEXXA will provide an important new life transforming treatment that addresses a significant unmet medical need for the treatment of chronic gout in adult patients refractory to conventional therapy. KRYSTEXXA is now the only therapy available to address this unmet medical need for the approximately 170,000 chronic gout sufferers here in the United States.

As we announced last evening in our press release, we plan to commence shipments of KRYSTEXXA to specialty distributors on November 30, 2010. We expect KRYSTEXXA to be commercially available for prescription, the following day as of December 1, 2010.

In conjunction with the commercial availability of KRYSTEXXA through our partnerships with Covance and PPD, we plan to launch our reimbursement and pharmacovigilance hotline services the week before on November 22, 2010, for the benefit and use of prescribers and patients. We expect to announce the pricing for KRYSTEXXA on November 30, 2010, when we introduce the product.

With our approval in hand and as we approach the commercial availability of KRYSTEXXA, we are looking forward to participating in the American College of Rheumatology or ACR Conference this upcoming week. Preparations for this conference have been underway for months and I’d like to provide you an overview of our plans.

Clinically, we have three abstracts that were accepted and have been expanded with more details for poster presentations. And in late September, we submitted a fourth abstract for late breaking abstracts and it was titled Safety and Efficacy of Long-Term Pegloticase (KRYSTEXXA) Treatment in Adult Patients with Chronic Gout Refractory to Conventional Therapy.

This abstract was accepted and granted a podium presentation in the main plenary session where attendance can generally be as high as several thousand attendees. This presentation will highlight the continued long term safety and benefit for patients treated for up to 3 years. It will further demonstrate the durable clinical benefits of long-term KRYSTEXXA therapy on the reduction of flares, elimination of tophi and the life transforming improvements in quality of life for these patients with this crippling disease.

There is no other therapeutic option that can reduce serum uric acid to below one milligram per deciliter and sustain that low level for months. Yes, that’s not a mistake, I did say less than one milligram per deciliter, while other gout therapies struggle to lower SUA to just below six milligrams per deciliter. This is why we expect that KRYSTEXXA will have such a profound impact on the clinical aspects of this disease and transform these patients’ lives.

In addition to our clinical presence for these abstracts, we will have a strong presence on the exhibit floor with a KRYSTEXXA branded booth. The exhibit booth will be staffed by our Medical Science Liaisons, Marketing and Managed Care team. We plan on detailing physicians with our enlarged annotated package insert sales aid.

Our managed care team will be introducing rheumatologists and their staff to the appropriate reimbursement codes and demonstrating to them the web-based reimbursement services site that has been built by Covance to assist the patients and physicians to obtain approval and support from the payer. The booth will be anchored with two high-definition TV screens, where we will be showing on a continuous loop the patients baseline tophi and the results of KRYSTEXXA therapy in eliminating those tophi for patients from our clinical trials. We believe this is the largest collection of clinically meaningful changes in tophi ever collected in a chronic gout population in history.

The ACR conference is typically a very well attended event and therefore we are estimating approximately 3,000 rheumatologists will visit our booth over the three-day meeting. This is truly an exciting time for Savient and chronic gout patients. Immediately following ACR, we will attend the American Society of Nephrology meeting or what’s called Renal Week in Denver and have a chance to repeat the process and begin our detailing to another key group of approximately 3,000 nephrologists.

Beyond our presence the next two weeks at these premier Congress meetings in the United States, let me provide some color around our sales organization structure and strategy going forward. Over a year ago, we hired Derek Redcross as our VP of sales. Derek who has significant experience in infused biologics sales and managed care.

Derek joined us from the J&J organization, where he was the National Sales Director and had 7 years of selling experience and marketing of Remicade. Prior to that, Derek was a managed care executive at Amgen and worked closely with Enbrel among other products in their portfolio.

Derek and I along with other senior marketing staff have over the last two years worked with leading outside companies, who specialize in the design and implementation of sales territory operations and capabilities, to design our plans for hiring the sales force and establishing our sales regions and territory structures. These sales management consulting firms provide the same service and function for the major pharmaceutical companies here in North America. We believe we have a solid plan for a field-based sales team.

We have configured the anticipated size of the field force to be 60 people to cover the 4,000 rheumatologists and the 800 nephrologists along with their certified infusion nurses, who provide the care to patients here in the U.S. We also expect this sales force to spend a significant amount of time in the approximately 1,700 rheumatology and important hospital-based infusion centers within their territories.

We’ve already identified two of six regional business unit directors or RBDs that will report to Derek and plan to complete the process of identifying and hiring the remaining RBDs in the next few weeks, such that we expect these critical hires to be completed by the time we make KRYSTEXXA commercially available.

Working with a company called Leaders Professional Recruiting, Inc. who we have chosen as our contract sales organization, we have already identified three to four sales representative candidates for each territory. These candidates all have biologic selling experience and have been in the pharma industry at least five years and are all familiar with the buy and bill model and reimbursement process for biologics.

In mid December, we plan to have interview teams led by our VP of Sales and his six RBDs and our CSO Company that will conduct the interviews of potential sales people in two cities during two consecutive week periods. We believe this approach will be an effective strategy for building a quality experienced biologic sales organization. Our goal is to have approximately 66% of our sales force identified by late December with effective hiring dates in January 2011.

We expect to continue our interviewing the remaining 20 hires in the first few days of 2011 allowing us to begin our advanced training of the full sales team by mid-January. We have planned a launch meeting to start late January in which we expect to be immediately followed by the full promotional launch of KRYSTEXXA throughout the month of February.

Another important recent development is that this past week we received comments from DDMAC on our marketing materials, and we were very pleased about this timely feedback as it was earlier than expected and will allow us to advance our efforts towards the timely full sales force launch of KRYSTEXXA. Having now had the opportunity to review DDMAC’s comments, we believe that our selling materials could be efficiently modified to address their comments keeping us on track for our scheduled and planned activities in the coming months. This removes one of the uncertainties in our launch sequence and commercialization schedule.

With those broad timelines, let me dig deeper into some of our launch plan details and what we have accomplished to-date. Managed care and reimbursement, as previously mentioned, we’ve entered into an agreement with Covance to be our reimbursement support services hotline and website provider, a service they perform for other leading biologics that are marketed by major pharmaceutical companies. This is a very important and integral resource for patients, clinics and physicians. This hotline acts as the liaison between patients and the physician’s office billing and reimbursement management personnel and the private and public payers. We have completed all supporting materials needed for this hotline and website, and the website has been beta tested. We plan to preview these materials at the ACR next week and at Renal Week the following next two weeks.

There are approximately 75 private payers that control most of the covered lives here in the United States. And we’ve already engaged in numerous discussions with many of these private payers. This past week we commenced a series of meetings which will conclude later this month during which we are presenting KRYSTEXXA to 45 of these 75 private payer plans. These meetings are the first step in the coverage review process with these plans. We’ve already concluded meetings with almost half of these 45 plans, and we’re very happy with the reception that these plans are providing to KRYSTEXXA. We believe there is a clear recognition of the unmet medical need and recognition of the clinical benefits that KRYSTEXXA provides to its crippled and debilitated population.

Many of these plans have signaled their interest in providing access to KRYSTEXXA as a medical benefit and many have already begun to take action in collecting the necessary formulary information on this orphan therapy. We are also nearing completion of our AMCP dossier which some of these plans require in order to make final coverage determinations. On the public payer side, we also have a meeting scheduled with CMS or Medicare in the month of November. And we will be taking one of our rheumatology thought leaders who participated in our clinical trials to help make the clinical presentation to this important public payer. We also plan to submit our CMS temporary C-Code application on or before December, and our permanent J-Code application will be submitted prior to January 1, 2011, as both applications have been completed. If approved our temporary C-Code will become effective April 1 of 2011, and between December 1 and April 1, we expect Medicare to accept a miscellaneous code for reimbursement, which is J3590 for unclassified biologics.

As we have stated before, we believe these payers have a high level of recognition the unmet medical need that KRYSTEXXA addresses in this orphan population covered in their plans.

As previously discussed, we’ve already received notification that one of the largest private payers as measured by covered lives has already placed KRYSTEXXA on formulary and upon the launch of the product and the receipt of product pricing will reimburse this breakthrough novel therapy from day 1.

In summary, we have moved forward with and advanced our plans in the managed care, promotional materials area, plans for ACR and Renal Week attendance, reimbursement, pharmacovigilance, product packaging, manufacturing, all allowing us to move forward with our plan to release KRYSTEXXA into the market on December 1, for physicians and patients. That will also allow us to begin the process of hiring an experienced biologic sales force targeting a formal full promotional launch in February of 2011. There has never been a more exciting time in the history of Savient, nor for the crippled chronic patients, chronic gout patients who have waited so long for a therapy that can change the course of their lives.

Operator I’d like to open up the lines for Q&A. QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Our first question comes from Eric Schmidt of Cowen And Company.

Q – Eric Schmidt: Good morning, thanks for the call and the details and taking my question as well. Paul, I just wanted to make sure that I understand all the support capabilities that you’ll have in place by December 1, when the product is first available, obviously you don’t want to risk aggravating patients or physicians. I got the hotline and the pharmacovigilance support. Will you have a full team of MSLs, will there be any further reimbursement staff at Savient itself. Is all the REMS paperwork done, those sorts of details?

A – Paul Hamelin: Sure. We will have as I noted even attending with us at ACR this next week MSLs. So we plan to have MSLs on the ground, and we also have managed care executives on the ground beginning to make actual regional based calls on various plans. In addition to that your second part of your question was REMS materials. We’ve already substantially completed many of our REMS obligations. We released earlier this week, our Dear Healthcare Professional Letter and Dear Healthcare Infusion Center REMS letters were sent out. And we have some REMS obligations that are part of our Congress attendance at ACR this week and at Renal Week the following week. So we’re well on our way to meeting all of those REMS commitments as well.

Q – Eric Schmidt: Would you be able to provide us with a number of managed care execs and MSLs that you basically have access to either on your payroll or via partners?

A – Paul Hamelin: In general we will have a staff of about 4 to 6 MSLs and about the same number of managed care executives.

Q – Eric Schmidt: Okay, and then a question just on the quarter there was a tick-up in both R&D and SG&A in third quarter ahead of this you know commercial activity. Is that easily explainable relative to Q2 or where should we see R&D trends specifically going in the future?

A – David Gionco: Yeah, hi Eric this is David Gionco. In the third quarter our R&D ticked-up a little related to commercial batches that were produced at BTG during the quarter and as you probably know prior to an FDA approval commercial batch production is expensed as R&D until you obtain an FDA approval.

A – Paul Hamelin: And on a go forward basis Eric I think part of the enquiry in your question, I want to be clear, I think most people know that we have a post approval observation trial that we will be initiating in 2011. That actual trial will be initiated late in the year, that was our agreement as a post approval commitment with the FDA, but it is not your typical clinical trial from an expense standpoint. This will be an observation trial that’s within current label and as such patients and physicians will use their normal reimbursement sources. So, this will be a trial where we will incur, if you will, much diminished expense as we put that trial out and you know, enroll those patents over time. So, the plans will be reimbursing us for the patients in those plans, if that makes sense.

Operator: Thank you. Our next question comes from Salveen Richter of Collins Stewart.

Q – Salveen Richter: Good morning, thanks for taking my questions. Just a couple of questions. I guess the first one is when you talk about cash being sufficient for nine months, can you help us understand what this means to the launch in terms of number of targeted physicians and how will you tier your approach to the PCPs to unlock the treatment failure gout patients there?

A – Paul Hamelin: Salveen, the cash resources that we have will allow us to implement our launch sequence exactly as I went through in my prepared remarks. So we’re going to be covering the 4,000 rheumatologists, 800 infusing nephrologists, and their associated infusion centers will allow us to (inaudible) the sales organization of 60 people with six sales representatives and the medical science liaisons and the managed care executives that we – that I just addressed in an earlier question. So we will have a full launch and the resources that we have on hand will allow us to accomplish all of that.

From a primary care standpoint, it has always been our strategy that the first part of a full launch is to focus on these infusion centers, on the rheumatologists then on these nephrologists. We need them to have familiarity with the product and it needs to be part of their routine course of business. So any primary care initiatives that we would put into place would not happen until late into 2011 after these specialists have some experience and have treated a few patients. And they will then become more efficient in terms of being able to treat more patients with that experience. So it’s kind of a two-step process, get the specialists and get plans covering the drug, and then we begin the push on primary care activities and patient activities to drive patients into the specialist’s office for continued infusion.

Q – Salveen Richter: Okay. And then in terms of pricing, I mean that is typically tied to the size of the population. So how should we think about that given the varied assumptions of the size of the treatment failure gout market? And then have you received any payer pushback on price, what are plans for co-payment assistance, any clarity you can give us here?

A – Paul Hamelin: Sure. We have not talked with payers at this point in time, whether they are private or public, about our intended price point. We will be introducing the price on November 30. We have indirectly of course discussed price ranges with payers through our quantitative pricing research but we will not announce it until the 30th. As I said previously, we know from our quantitative research with payers and physicians that this therapy and the benefits that patients receive from this therapy will allow us to charge a price that’s higher than TNF-alpha, significantly higher, and as I’ve said previously, at a multiple of TNF-alpha pricing. We continue to still believe that and hopefully I think that will become very clear on November 30.

As it relates to payer and patients support, financial support, we do plan on announcing on the 30th of November, a patient assistance program, which virtually all companies who have biologics provide a patience assistance program, we will be announcing that on the 30th, and then we will be announcing early next year a different type of patient – a patient reimbursement program geared more for co-insurance. As you know, Salveen, many of the private plans have co-insurance requirements and many patients unfortunately cannot help or cannot pay for that co-insurance. So most companies today are providing some monetary assistance for that co-insurance and we will be introducing a plan to do so as well.

Operator: Thank you. Our next question comes from Kim Lee of Global Hunter Securities.

Q – Kim Lee: Good morning. I apologize if this was already covered but can you remind us when you expect to get a specific J-Code? And if you think that there will be some late adopters because you don’t [indiscernible] this J-Code yet?

A – Paul Hamelin: Well, we – let me run through the – again the sequence as it relates to CMS and coding. We expect, starting December 1, to use a miscellaneous code, which is J3590 for reimbursement of unclassified biologics. On December 1, we will then submit an application for a C-Code, which is a temporary code. And that temporary code, if accepted, would be available for use on April 1 of 2011. And we would hope to then get that renewed three more times through the course of 2011. On January 1 of 2011, we will file our J-Code application, that’s for a permanent long-term code. It will then take CMS a number of months to review that and hopefully grant us that permanent J-Code. Once that permanent J-Code is issued, it will become effective then in 2012, and we will no longer need the C-Code application. That’s kind of the sequence we’re prepared for all of those elements and as I said earlier we have a meeting with CMS later this month to help lay all of that out with them.

Q – Kim Lee: Okay. Thanks for that clarity and one last question, as far as patient population goes. Internally, how many patients you believe you can target in just say rheumatology and nephrology settings at least in the first year?

A – Paul Hamelin: Yes, we know from again using prescription databases, such as the prescription for allopurinol prescribing. We can use that to estimate the number of gout patients that are in rheumatology practices and nephrology practices currently. We’ve said in the past that there are probably between 60 and 80,000 gout patients in those practices currently now that’s – I don’t want to leave the impression that all 60 to 80,000 of those patients are chronic patients –chronic gout patients refractory to conventional therapy, but many of them are and so what we would expect is that those would be some of the patients these clinics would begin treating, hopefully within the first year of launch and then as I mentioned earlier as we established the drug in these specialists’ hands and in their infusion centers then we need to go after the well over 100,000 patients that are sitting out at primary care practices because – and need to work through referral patterns to might - begin to migrate those patients to the specialists for this transforming therapy. So, that’s kind of Phase I and then Phase II of launch, which would occur later in 2011 after we really establish these infusion centers as sites of excellence.

Operator: Thank you. Our next question comes from Gene Mack of Soleil Securities.

Q – Gene Mack: Hi, thanks for taking the questions. First, just to maybe a follow-up for an earlier question in terms of timing a patient would take to get on drug, let’s say – well, first of all what percent or can you remind us the patient population you think is going to be covered by Medicare versus private care?

A – Pau Hamelin: Yeah. Let me actually just reach for a piece of material here where we’ve got – what we are expecting is roughly 24% of patients will come from, or be reimbursed by Medicare. And then we’ve got roughly about 50% of patients who will come from the private payer side of the business. Another 12% or so will be from VA patient sources. And then there will be some self pay which is again about another 6%. And then Medicaid is one of the smallest components of about 4%. So that’s where we see the payer base. And hence as you can tell from, Gene, my earlier comments, we’ve been focused a lot on CMS or Medicare and on the private payer side of the business right now. And together, those two represent probably 75% of the potential patient lives that we would be treating. So we’ve concentrated on that 75 and over time the months into the future we’ll be reporting I’m sure on what level of penetration of lives that we’ve got covered in those plans and in those areas.

Q – Gene Mack: Okay. And then from the Medicare perspective first, the patient walks into the doctor’s office on December 1 looking for drug, how long do you think it will take before they’re actually infused? And then again, on the private pay that same duration, but assuming obviously that the plan has already adopted the drug on their formulary?

A – Pau Hamelin: Yeah. We anticipate that what would happen, let me use CMS as an example. There is this miscellaneous code that’s available, so assuming a patient is into a rheumatologist practice in December or in January, and the physician feels comfortable with his knowledge about KRYSTEXXA, then he might introduce the concept to the patient, and if the patient is willing then I think they would begin the scheduling process. And they would probably contact through our Covance partnership, CMS to ensure that they would accept that miscellaneous code for reimbursement and then the patient would start therapy. A similar process would occur at the private payer level. Once the patient is identified before they would get therapy, the infusion staff or office manager typically in those infusion centers will contact the private plan. If it’s the private plan that’s already placed it on formulary, off they would go. If its a plan that hasn’t yet made the final decision to incorporate a reimbursement code in that system, we believe based on our conversations with many private plans already, they know this is an orphan drug and as such they will begin the reimbursement process that way as well. Both of those in the initial stages of company’s biologics launches, take a bit more time than later in a product’s life cycle where codes are permanent and things move much more quickly through the payer system. So there is a little bit of a lag but that’s why we provide the services of Covance to help push both sides of the system on the reimbursement level.

Q – Gene Mack: Do you think in both cases patient would probably be able to get access to the drug within two weeks?

A – Pau Hamelin: Well I think certainly having the product available, I don’t know it’s hard to tell whether someone will be added that quickly. I know certainly from our discussions with rheumatologists and with questions and calls we’ve gotten for patients, we believe there are people and we anticipate people who try to access it as early as December. But I just don’t have a real feel for right now whether we will start significant sales in December, or whether significant sales will start a little bit later after we have a full commercial launch where we can really get into these infusion centers and really spend some detailed time with the rheumatologists.

Operator: Our next question comes from Cory Kasimov of J.P. Morgan. Your line is open.

Q – Cory Kasimov: Hi, it’s actually Matt Roe [ph] in for Cory today. You have extension data with patients on KRYSTEXXA for a significant time. I’m just wondering in the real world setting what duration of treatment are you expecting with patients being responsible for some of the cost themselves, and I guess how might this trend over the next two years do you think?

A – Paul Hamelin: Well in our label of course there is no restriction on duration of therapy. And when we look at our clinical trial results, you’ll see in our posters and abstracts at ACR that we have treated a significant portion of patients, upwards of a quarter of patients who started in our trials continued on therapy for over 30 months. I would say on average if you took every patient who started on our therapy, it would average roughly about 19 months of therapy of exposure but we’ve had a significant portion of patients out to three years. And that actually gets into one of the reasons for the duration of therapy being on average 19 months and out to 30 years, is - as people will see in the long term benefits that in the papers and posters at ACR one was going to see that there are a number of tophi as an example, that continue to get in complete resolution beyond the 12 month timeframe. And so we think, in some of these cases these patients will need to be on longer therapy to receive the full clinical benefit that they can achieve. Certainly they get clinical benefits within the first six months, but they also get continued clinical benefits as they remain on therapy.

Q – Cory Kasimov: Okay. That’s great. Thank you.

Operator: Thank you. Our next question comes from Joseph Schwartz of Leerink Swann.

Q – Joseph Schwartz: Good morning, thanks. It sounds like you’re trying to cover a lot of ground in hospitals with around 60 reps plus some MSLs. I’m wondering; a, are you confident that you’re getting the right kinds of sales reps that are able to deal with physicians who might have patients that need to have steroids ahead of time and then they could still have infusion reactions and other AEs that could take up a lot of their time and expertise to manage and keep customers happy. And then, do you think that this is an adequate size sales force because it doesn’t seem like the typical orphan concentration of a market since it’s carved out of a larger gout market?

A – Paul Hamelin: Well, our exercise in sizing this and covering the 4,000 rheumatologists, those 1,700 centers and the 800 nephrologists, was based on a lot of analytical work that we completed. And we actually compared the size and reach of this sales organization to other rheumatology sales forces that have been created by let’s say Abbott, by BMS, by Novartis, by J&J. And so we know that this sales organization size not only from the analytic work but just comparing to these other organizations, our size of 60 person sales force is right in the middle of the size of what these other companies have built in order to be able to adequately get to this population. So we do think that this is the right size to give us the kind of depth and reach that we need certainly within the first year.

Q – Joseph Schwartz: Okay, and I was wondering if you could give us a sense of how you intend to bridge the capital you have on hand with what you might need to reach sustainability?

A – Philip Yachmetz: Joe it’s Phil, how you doing. As we said earlier we - launch of the product is a complex matter and we’re refining our plans and we have determined that we have sufficient cash on hand to last approximately nine months and that we’re currently exploring potential financing size, timing, structure et cetera. But at this point we’re not going to comment any further on that.

A – Paul Hamelin: Certainly within the $75 million that we have in the nine months that we think that would do it, that cash will provide us, we certainly can do all of the plans that we have been articulating here and effectively launching this with a full sales force in February.

Q – Joseph Schwartz: Okay great, thank you.

Operator: Thank you. Our next question comes from Lisa Bayko of JMP Securities.

Q – Lisa Bayko: Hi good morning. I was wondering if you can just walk us through sort of how the distribution flow works. So you’ll be putting product into specialty distributors, maybe comment a little bit on who they are and then from there product then I guess goes to infusion centers who takes ownership of that inventory and then how does that sort of flow to the patient?

A – Paul Hamelin: Lisa we have product right now that is packaged, labeled and cartoned. It is sitting in ICS. ICS is a company that is a subsidiary of AmerisourceBergen. ICS effectively acts as our Savient warehouse. So product is there, it’s ready to be shipped and on November 30, we will then ship the product from our warehouse partner ICS, and ICS does this for a number of other companies as well. ICS will ship it then to we hope four specialty distributors on the 30th. We have some of those under contract already. Those specialty distributors then will have product, they will take possession or title of the product at that time and then they are ready to ship product to any infusion center across the country that requests the product and they can ship in cold chain within 24 hours a vial or as many vials as an infusion center would request anywhere across the country. So it is to some extent today these specialty distributors are just in time customer, just in time distributors. And from there, if let’s say it’s not a physician owned infusion center, but let’s say it’s a hospital-based infusion center and we expect this will be the case for about 25 to 30% of the infusions of KRYSTEXXA. In that case, what will happen is the order will come in from the hospital or medical center, it will go into a request into the wholesaler system, the wholesaler will then call our warehouse at ICS. Then ICS will drop ship the product immediately to the hospital and the billing of that will go through the wholesaler. So that’s kind of the two routes where the product will go. Now, there is a third route, which is as you know probably Lisa that some private healthcare plans in the United States require that the product be available through their specialty pharmacy, and where that is the case, we will then sign an agreement with that healthcare plan and with that specialty pharmacy in order to be able to have product shipped to that specialty pharmacy for their distribution within their healthcare plan.

Q – Lisa Bayko: Okay, great. That’s helpful. Thank you.

Operator: Thank you. Our next question comes from Steve Byrne of Bank of America.

Q – Steve Bryne: Hi, Paul. Can you remind us the protocol that you are going to require of the physicians to test for non-responders? What’s the frequency of serum urate testing in those patients and what would be the criteria for declaring a patient a non-responder?

A – Paul Hamelin: Steve, in our label, we are suggesting and the label recommends that physicians do serum uric acid testing every two weeks as the patient comes in for an infusion. If the patient has on two consecutive two-week periods an increase in their serum uric acid above six, then we recommend that that patient be discontinued from therapy. Two consecutive levels above six would indicate that the patient is a – he’s going to be a and will continue to be a non-responder and then will just not have as much a clinical benefit and they carry increased risk for infusion reactions. So that’s the basis and typically what we have seen in all of our clinical trial patients, is that if you’re going to have two consecutive serum uric acids above six, that generally happens within the first four months of therapy. Thanks, Steve.

Q – Steve Bryne: Okay. I have another one. Do you have

A – Paul Hamelin: Sure.

Q – Steve Bryne: Do you have any plans for a post-approval trial or to test in any of these patients to measure allantoin in the blood, to really directly quantify how much – what is the rates of dissolution of uric acid out of the body, we - get that question a lot. How long is it going to take for these tophi to be reduced and there is just – there is no (indiscernible) balance that you can point to – I was just wondering if you are going to pursue that?

A – Paul Hamelin: You are exactly right, Steve. There – today there is no way to predict or to know with true analytical precision when you’ve removed the urate stores for patients. We know again from our study that there is a lot of urate being removed in the first six months, because we’ve seen clinical benefits, complete resolution in tophi in the first six months, but we also see continued resolution of more tophi as patients remain on therapy. Long-term scientifically your question about allantoin is a good one. I think somewhere in the future, but we still need a lot of preliminary research that we have to do before we could potentially use allantoin as a marker, but it is something that we would like to explore, so that hopefully we have a better quantitative model in the future predicting when patients should be nearing the end of a good course of therapy with KRYSTEXXA and where their disease has been dramatically modified by the removal of the urate stores in these patients bodies.

Operator: Thank you. Our next question comes from Katherine Xu of Wedbush Securities.

Q – Katherine Xu: Hi, good morning. Just curious, so how important has the argument been in your discussions with payers that you could actually differentiate responders and non- responders fairly early?

A – Paul Hamelin: That is a concept that payers value immensely. One of the things that’s -- so we get a lot of receptivity on that. One of the things that drives payers crazy as you can imagine is to keep patients on drug when they’re not getting the correct clinical benefit. And that happens unfortunately with vast majority of therapeutic agents that are available in all classes of medicine today. So the ability to be able to identify a non-responder in the first four months is a very important characteristic that the payers truly appreciate that I think will help us in our establishing the payer support for this.

Q – Katherine Xu: Does that influence the pricing to some extent, in your study?

A – Paul Hamelin: I’m sorry, Katherine, can you repeat that question?

Q – Katherine Xu: So does that influence your pricing assessment?

A – Paul Hamelin: Well, yeah, we believe that all facets and all components, clinical components play a picture or play a role in the establishment of price. So, yes, this is also an important characteristic because we can identify non-responders quickly. And we also know now that responders have a tremendous clinical benefit, an extensive clinical benefit. So, all of that does play a role in our pricing decisions.

Operator: Thank you. Our next question comes from Carol Werther of Summer Street Research.

Q – Carol Werther: Thanks for taking my question. Can you just tell us how much you think the launch is going to cost?

A – Paul Hamelin: Well, Carol, we normally and we will continue to stay with this policy that we won’t give forward guidance on expenses and what we think our marketing costs will be, or the sales organization or revenue streams. We have articulated earlier on the call that it’s going to take 66 field based people. We know we’re going to have a number of other MSLs and managed care executives and we need a number of them, a small number of additional home office people to support that field deployment but that’s about the extent of the guidance that we’ve given on what our expense profile will look like going forward.

Q – Carol Werther: Okay and can you just update us on your EU plans?

A – Paul Hamelin: Sure. Our EU submission remains on track for early 2011 and we remain very excited about that filing. We remain excited not only for the filling, but for the mere fact that the European Union is an even bigger market for chronic gout patients and so we’re very excited to get that filed and hopefully after about a roughly 12 month review process, maybe be able to make the product available in 2012 in Europe.

Operator: Thank you. Our next question comes from Gene Mack of Soleil Securities.

Q – Gene Mack: Yeah, thanks for taking my question. I guess on the sales organization should we start thinking about Derek Redcross as maybe someone who’s going to want to be the Chief Commercial Officer and it’s going to be as far as the structure of that him and then below him the six supervisors reporting to him. Is it – is that the way you think about that?

A – Paul Hamelin: Well, Gene we normally don’t talk about what our organizational plans are going forward. Derek is a very capable individual. He has run large sales organizations before with J&J organization. So we definitely feel very comfortable and confident in his ability to lead our field based organization and to help provide direction with our managed care team as well as which is a very integral part of the whole commercialization process.

Operator: Thank you. And our final question comes from Kim Lee of Global Hunter Securities.

Q – Kim Lee: Thanks for taking the follow-up question. Just a book keeping question here. When do you expect to recognize revenue? Is it when you ship to distributors or when the drug actually gets used?

A – David Gionco: Hi, Kim, this is David. Regarding revenue recognition, our policy and our plan is we will record revenue once the product is received by the specialty distributor or if it’s a hospital when it’s actually physically received by the hospital. And that’s our policy, and we plan on monitoring the levels of inventory in the distribution channel on a go forward basis, basically on a day-to-day basis. So we’re well aware of the product that’s out in the channel.

Operator: Thank you. That concludes the Q&A session for today. I’d like to turn the call back over to Mr. Paul Hamelin for closing remarks.

Paul Hamelin, President

Thank you everyone for participating this morning. We believe our launch plans are very solid and are on track. We have a team here. We have the experience to excel. We have a therapy in KRYSTEXXA that is what patients have desired for decades. A product that can transform their lives is now within their reach. Thank you everybody.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all now disconnect. Thank you and have a nice day.